Exhibit 99.1

TurboChef Reports Results for 2008 First Quarter

Cites 34% Increase in Revenues Increase in Gross Margins,
Records Seventh Consecutive Quarterly Increase in Commercial Operating Income,
License and Product Integration Agreement Signed with Martha Stewart Living Omnimedia

Atlanta, Georgia, May 7, 2008 – TurboChef Technologies, Inc. (NASDAQ-GM: OVEN) today reported financial results for the three months ended March 31, 2008.

Significant Items:

●
First quarter 2008 revenue was $24.5 million, a 34% increase over the year-ago quarter revenue of $18.3 million.  First quarter revenue included $326,000 attributable to the Company’s Residential segment, a 36% increase over the fourth quarter of 2007. Overall gross margins were 40% for the quarter; 280 basis points improved over the year-ago quarter.

●
The Commercial segment posted operating income of $2.6 million, an 87% increase over the prior year’s first quarter. Diversification of the customer base continues as the Company’s two largest customers accounted for only approximately 51% of the quarter’s revenue, while a third significant customer added approximately 7%. Approximately $10.4 million, or 42% of the first quarter’s revenue, was from sales to customers other than these three; an increase of 45% over the year-ago quarter.

●
Momentum with major commercial customers continues. The successful rollout of Dunkin’ Brands new Oven-Toasted menu powered by the Company’s Tornado® oven has continued and has been the subject of well received advertising spots in various markets around the country. Additionally, recent articles in local newspapers and industry magazines have highlighted the success of innovative food programs powered by TurboChef® products which have been introduced by several major convenience store chains. Further, interest in the Company’s new conveyor ovens and its new i5 speed cook batch oven continues to be strong, and the results of the numerous trials of these new products bode well for future sales.

●
The Company recently announced that it entered into a three-year agreement with Martha Stewart Living Omnimedia, Inc. (MSLO) to license the rights to use the names and likenesses of Martha Stewart and Emeril Lagasse and obtain certain other services in connection with promoting its residential products. The consideration given in exchange is a combination of common stock with an aggregate value of approximately $8.0 million issuable in three tranches and a warrant to purchase 454,000 additional common shares. Up to $5.0 million of the consideration payable for tranches two and three can, at the Company’s option, be paid in cash in lieu of issuing common stock.

●
The Residential segment reported an operating loss of $3.5 million for the quarter, approximately 14% greater than the year-ago quarter. The Company is taking steps to recalibrate its Residential sales and marketing spending in light of current market conditions and the MSLO transaction. Accordingly, a number of cost-reduction initiatives were recently implemented, including reducing headcount by 14, curtailing media buys and other advertising programs and optimizing the timetable for new product development plans.

In connection with implementing the cost-reduction initiatives, the Company expects to record a charge of $1.4 million in the second quarter of 2008, of which approximately $1.0 million is the non-cash cost of modifying equity awards for certain of the separated employees, and expects the cost-reduction initiatives to result in $3.0 million savings on an annualized basis commencing in full in the third quarter of 2008.

Financial Review

For the three months ended March 31, 2008, total revenue was $24.5 million compared with $18.3 million in the year-ago quarter. Contributing factors were increased overall unit sales, including continued rollout sales to one major customer, slightly higher average selling prices and an increased level of services revenue. As a percentage of total sales, cost of product sales for the first quarter was 60.1% as compared with 62.9% for the year-ago quarter.

Selling, general and administrative expenses for the quarter were $11.2 million, including approximately $1.4 million in residential marketing costs, $1.2 million in commissions to manufacturer representatives, $1.1 million in legal costs, including patent litigation, and $657,000 in non-cash, stock-based compensation costs. The Company’s cost-reduction initiatives, which are being implemented in the second quarter 2008, are anticipated to achieve annualized savings of approximately $3.0 million commencing in the second half of the year.

The Company reported a net loss of $4.3 million or $0.15 per share for the first quarter of 2008 compared with a net loss of $4.9 million or $0.17 per share in the year-ago quarter.

Commentary

Richard Perlman, Chairman, said, “We are very pleased with the start to our 2008 year. It is clear that our commercial business has strong momentum, and we are working closely with our existing customers to further strengthen our relationships with them, including broadening their menu offerings.  From the very start, we have had a strong commitment to research and development and have worked hard to establish ourselves as the thought leader in the evolving cooking appliance industry.

“We basically started with two products and a handful of customers in 2003, and now have hundreds of customers including high end restaurants, sandwich shops, fast food outlets, convenience stores, grocery stores, sports stadiums, and movie theaters to name a few.  Commercial sales have grown in excess of 30% year over year for the last six consecutive quarters, and operating income for our commercial business has increased for the last seven consecutive quarters.

“In addition, we now have an exciting portfolio of existing and new products, both batch and conveyor, electric and gas, that are stimulating increasing interest from a diverse and broad group of buyers both domestically and internationally.

“The increased throughput (40% to 50%) that our customers are seeing as a result of using our new ovens and the fact that many of our models occupy less space than other companies’ models makes a huge difference to them in their ability to prepare, cook and serve food.  Our customers rave about the quality of the food coming out of our ovens and the reduced wait times for food, and they are especially appreciative of the dedicated service and attention we give to each of our customers.”

Jim Price, President, added, “As our commercial customer base has grown, so has our visibility and presence to an ever increasing group of buyers. We pride ourselves on the relationships we have built with our customers and feel we are uniquely positioned to sell them additional ovens for their expanding culinary needs and to replace their ovens once they have completed a normal life cycle of operation.”

Price continued, “On the residential side, we are excited about the agreement that MSLO and the Company announced last week and look forward to integrating two leading voices in cooking, Martha Stewart and Emeril Lagasse, into TurboChef's marketing and promotional campaigns. TurboChef is committed to building a sustained presence in the residential oven marketplace, just as we have in the commercial marketplace, and we believe aligning ourselves with these two dominant and public personalities who are truly enthusiastic about the amazing cooking capabilities of the TurboChef ovens, opens unlimited opportunities for TurboChef to reach our target consumers.”

Perlman concluded, “We remain totally committed to our goal of achieving profitability in 2008 and thereafter. We have initiated a number of spending cuts and headcount reductions, the full effect of which will begin in the second half of the year. These cuts/reductions are steps taken toward achieving our profitability objectives.”

About TurboChef

TurboChef Technologies, Inc. is a leading provider of equipment, technology and services focused on the high-speed preparation of food products for the worldwide commercial primary cooking equipment market and offers equipment for residential markets through the application of its high-speed cooking technologies, as well. TurboChef’s user-friendly speed cook ovens employ proprietary combinations of heating technologies to cook a variety of food products at speeds faster than, and to quality standards that it believes are comparable or superior to, that of conventional heating methods.  The address of TurboChef’s principal executive offices is Six Concourse Parkway, Suite 1900, Atlanta, GA  30328. Visit TurboChef at www.turbochef.com.

TurboChef will be hosting a conference call to discuss its results on Wednesday May 7, 2008, at 4:45 p.m. EDT. To join the conference call, please dial (888) 241-0558 (Event ID#: 41880550) or access the audio feed through a webcast link on our website at www.turbochef.com.  International callers, please dial: (647) 427-3417 (Event ID#: 41880550). A replay of the conference call will be available through our website or by calling (800) 677-1564 or (402) 220-1442 (Event ID#: 41880550).

For more information, contact:

James A. Cochran
Senior Vice President – Investor Relations and Corporate Strategy
TurboChef Technologies, Inc.
Six Concourse Parkway
Suite 1900
Atlanta, Georgia  30328
(678) 987-1700

Forward-Looking Statements

Certain statements in this release, and other written or oral statements made by or on behalf of TurboChef, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: the uncertainty of market acceptance and demand for the Company’s products, the ability to obtain additional financing necessary to expand operations, the uncertainty of consumer acceptance of new products or technologies that may be offered by TurboChef, the dependence on a limited number of customers, relationships with and dependence on third-party equipment manufacturers and suppliers, impact of competitive products and pricing, and the results of government inquiries and possible regulatory action or private litigation regarding the Company’s stock option grants and practices.  The words “looking forward,” “believe,” “expect,” “likely,” “should” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statement was made. TurboChef Technologies, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended March 31,
	2008	2007

Revenues:
Product sales	$24,182	$17,939
Royalties	299	392
Total revenues	24,481	18,331

Costs and expenses:
Cost of product sales	14,710	11,533
Research and development expenses	1,473	1,487
Selling, general and administrative expenses	11,224	9,342
Depreciation and amortization	1,178	951
Total costs and expenses	28,585	23,313

Operating loss	(4,104)	(4,982)

Other income (expense):
Interest income	73	221
Interest expense and other	(312)	(156)
	(239)	65

Net loss	$(4,343)	$(4,917)

Per share data:
Net loss per share:

Basic and diluted:	$(0.15)	$(0.17)

Weighted average number of common shares outstanding:

Basic and diluted:	29,677,272	29,223,104

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	March 31,	December 31
	2008	2007

Assets:

Current assets:

Cash and cash equivalents	$13,209	$10,149
Accounts receivable, net	11,640	38,657
Other receivables	3,610	2,502
Inventory, net	16,187	11,883
Prepaid expenses	6,298	3,307

Total current assets	50,944	66,498

Property and equipment, net	7,882	6,728

Developed technology, net	4,954	5,156
Goodwill	5,934	5,934
Covenants not-to-compete, net	4,174	4,314
Other assets	178	91

Total assets	$74,066	$88,721

Liabilities and Stockholders’ Equity:

Current liabilities:
Accounts payable	$23,679	$20,178
Accrued expenses	5,576	9,894
Future installments due on covenants not-to-compete and additional consideration for assets acquired	3,870	3,801
Amounts outstanding under credit facility	-	9,000
Deferred revenue	8,756	9,554
Accrued warranty	153	558
Deferred rent	247	247
Other current liabilities	-	1,908

Total current liabilities	42,281	55,140

Deferred rent, non-current	913	974
Other liabilities	109	100

Total liabilities	43,303	56,214

Commitments and contingencies

Stockholders’ equity:

Preferred membership units exchangeable for TurboChef common stock	380	380
Common stock, $.01 par value, authorized 100,000,000 shares, issued 29,955,168 and 29,568,325 shares at March 31, 2008 and
December 31, 2007, respectively	300	296
Additional paid-in capital	176,452	173,857
Accumulated deficit	(146,369)	(142,026)

Total stockholders’ equity	30,763	32,507

Total liabilities and stockholders’ equity	$74,066	$88,721

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Three Months Ended March 31,
	2008	2007

Cash flows from operating activities:
Net loss	$(4,343)	$(4,917)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,178	952
Amortization of deferred rent	(61)	(60)
Amortization of deferred loan costs and non-cash interest	137	145
Non-cash compensation expense	582	144
Provision for doubtful accounts	(33)	90
Other	41	-
Changes in operating assets and liabilities:
Accounts receivable	27,009	(18)
Inventories	(4,551)	1
Prepaid expenses and other assets	(4,099)	(345)
Accounts payable	3,501	(626)
Accrued expenses and warranty	(4,714)	882
Deferred revenue	(798)	415

Net cash provided by (used in) operating activities	13,849	(3,337)

Cash flows from investing activities:
Property and equipment expenditures	(1,741)	(167)

Net cash used in investing activities	(1,741)	(167)

Cash flows from financing activities:
Repayments of credit facility	(9,000)	-
Proceeds from the exercise of stock options and warrants	109	266
Payment of deferred loan costs	(157)	(25)

Net cash used in (provided by) financing activities	(9,048)	241

Net change in cash and cash equivalents	3,060	(3,263)
Cash and cash equivalents at beginning of period	10,149	19,675
Cash and cash equivalents at end of period	$13,209	$16,412

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-
Cash paid for interest	173	12